
<ARTICLE> 5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE
NOVEMBER 30, 1997 CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS OF PAYCHEX, INC., AND IS QUALIFIED IN ITS
ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
</LEGEND>
<RESTATED>
<CIK> 0000723531
<NAME> PAYCHEX, INC.
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   6-MOS                   6-MOS
<FISCAL-YEAR-END>                          MAY-31-1998             MAY-31-1997
<PERIOD-END>                               NOV-30-1997             NOV-30-1996<F2>
<CASH>                                          52,062                  19,559
<SECURITIES>                                 1,121,396<F1>             843,634<F2>
<RECEIVABLES>                                   68,749                  55,142
<ALLOWANCES>                                         0                       0
<INVENTORY>                                          0                       0
<CURRENT-ASSETS>                             1,245,945                 921,366
<PP&E>                                         139,173                 117,453
<DEPRECIATION>                                  79,821                  65,070
<TOTAL-ASSETS>                               1,312,072                 981,100
<CURRENT-LIABILITIES>                        1,017,941                 758,631
<BONDS>                                              0                       0
<PREFERRED-MANDATORY>                                0                       0
<PREFERRED>                                          0                       0
<COMMON>                                         1,087                     721
<OTHER-SE>                                     287,575                 218,211
<TOTAL-LIABILITY-AND-EQUITY>                 1,312,072                 981,100
<SALES>                                              0                       0
<TOTAL-REVENUES>                               453,804                 335,541
<CGS>                                                0                       0
<TOTAL-COSTS>                                  258,881                 203,625
<OTHER-EXPENSES>                                     0                       0
<LOSS-PROVISION>                                     0                       0
<INTEREST-EXPENSE>                                   0                       0
<INCOME-PRETAX>                                 67,408                  48,676
<INCOME-TAX>                                    19,616                  13,535
<INCOME-CONTINUING>                             47,792                  35,141
<DISCONTINUED>                                       0                       0
<EXTRAORDINARY>                                      0                       0
<CHANGES>                                            0                       0
<NET-INCOME>                                    47,792                  35,141
<EPS-PRIMARY>                                      .44                     .33
<EPS-DILUTED>                                      .44                     .33

<F1>Includes amounts related to Electronic Network Services investments with a balance at November 30, 1997 and 1996 of $968,858 and $718,306, respectively.
<F2>Prior to May 1997, the Company did not report the Electronic Network
Services (ENS) funds as assets and liabilities based on its understanding of the nature of funds and industry practices. Due to recent changes in case law, the Company restated previously reported consolidated financial statements to reflect the ENS funds and related client deposits as current assets and current liabilities on the consolidated balance sheets. This restatement had no effect on previously reported net income or earnings per share.

